Exhibit 23.b


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Thomas Industries Inc.

We consent to the incorporation by reference of our report dated February 10, 1996 relating to the consolidated balance sheets of Thomas Industries Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and the related schedule, which report appears in the December 31, 1995 annual report on Form 10-K of Thomas Industries Inc. and to the reference to our Firm under the heading "Experts" in the prospectus.



                              KPMG Peat Marwick LLP


Louisville, Kentucky
June 7, 1996